Exhibit 10.3

Execution Version

AMENDMENT NO. 12 TO CREDIT AGREEMENT

This AMENDMENT NO. 12 TO CREDIT AGREEMENT (this “Agreement”) dated as of February 13, 2018 (the “Effective Date”), is among Jones Energy Holdings, LLC, a Delaware limited liability company (the “Borrower”), Jones Energy, Inc., a Delaware corporation and the parent company of the Borrower (“Jones Parent”), the undersigned subsidiaries of the Borrower as guarantors (together with Jones Parent, collectively, the “Guarantors”), the Lenders (as defined below) and Wells Fargo Bank, N.A. (“Wells Fargo”), in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

A.            The Borrower is party to that certain Credit Agreement dated as of December 31, 2009 among the Borrower, the financial institutions party thereto from time to time as lenders (the “Lenders”) and the Administrative Agent, as heretofore amended (as so amended, the “Credit Agreement” and, as further amended hereby, the “Amended Credit Agreement”).

B.            The parties hereto wish to, subject to the terms and conditions of this Agreement, amend the Credit Agreement as provided herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.              Defined Terms.  As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein.  Unless otherwise specifically defined herein, each term defined in the Amended Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Amended Credit Agreement.

Section 2.              Other Definitional Provisions.  Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” means “including, without limitation,”.  Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 3.              Lender Consent to Amendments.  Pursuant to Section 12.02 of the Credit Agreement, each Lender party hereto hereby consents to the Administrative Agent and the Collateral Agent (as defined in the Amended Credit Agreement) entering into such amendments, amendments and restatements, and any other modifications to (a) that certain Guarantee and Collateral Agreement dated as of December 31, 2009 made by each of the Credit Parties in favor of the Administrative Agent, (b) that certain Guarantee and Collateral Agreement dated as of January 29, 2014 made by Jones Parent in favor of the Administrative Agent, and (c) the Security Agreement (as defined in the Amended Credit Agreement), on the Amendment No. 12 Effective Date (as defined in the Amended Credit Agreement) and each in form and substance satisfactory to the Administrative Agent or the Collateral Agent, as applicable, in its reasonable discretion, to effect the transactions contemplated by this Agreement or in the Amended Credit Agreement, in any case, as determined by the Administrative Agent or the Collateral Agent, as applicable, in its reasonable discretion (collectively, the “GCA and Security Agreement Amendments”).

Section 4.              Reduction of Aggregate Maximum Credit Amounts and Commitments and Decrease in the Borrowing Base.

(a)           This Agreement shall be deemed written notice by the Borrower of a ratable reduction in part of the Aggregate Maximum Credit Amounts and Commitments pursuant to Section 2.06(b) of the Credit Agreement.  On the date hereof, after giving effect to the contemplated reduction herein, the Maximum Credit Amount of each Lender shall be as set forth on the revised Annex I attached hereto.  The notices required under Section 2.06(b) as to the reductions effected hereby deemed received.

(b)           Subject to the terms of this Agreement, as of the Effective Date, the Borrowing Base shall be set at $50,000,000 and such Borrowing Base shall remain in effect at that level until the effective date of the next Borrowing Base redetermination made in accordance with the terms of the Amended Credit Agreement.  The parties hereto acknowledge and agree that the Borrowing Base redetermination set forth in this Section 4(b) is neither a Scheduled Redetermination nor an Interim Redetermination provided for in Section 2.07 of the Credit Agreement.  Each Lender’s Applicable Percentage of the resulting Borrowing Base, after giving effect to the redetermination of the Borrowing Base set forth in this Section 4(b), is set forth in Annex I attached hereto.

Section 5.              Amendments to Credit Agreement.

(a)           Section 1.02 of the Credit Agreement (Certain Defined Terms) is hereby amended by adding the following new defined terms thereto in alphabetical order:

“Amendment No. 12” means that certain Amendment No. 12 to Credit Agreement dated as of the Amendment No. 12 Effective Date which amends this Agreement.

“Amendment No. 12 Effective Date” means February 13, 2018.

“Collateral Agent” has the meaning set forth in the Collateral Agency Agreement.

“Collateral Agency Agreement” means the Collateral Agency Agreement dated as of the Amendment No. 12 Effective Date substantially in the form attached as Exhibit 1 to Amendment No. 12, by and among the Administrative Agent, the Senior Secured Trustee, the Collateral Agent and the Credit Parties, as the same may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

“Continuing Lenders” means (a) the Lender that is the Administrative Agent, and (b) each other Lender that is or whose Affiliate is a Hedge Bank and has provided notice to the Administrative Agent and the Borrower at any time prior to the reduction of the Commitments and Maximum Credit Amounts provided in Section 2.06(c)(i) that it elects to continue as a “Continuing Lender”.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Guarantee Agreement” means, as the context may require or permit, either (a) that certain Guarantee and Collateral Agreement dated as of December 31, 2009 made by each of the Credit Parties in favor of the Administrative Agent, as heretofore amended and as further amended and continued (but not novated) by that certain Guarantee Agreement dated as of the Amendment No. 12 Effective Date or (b) that certain Guarantee and Collateral Agreement dated as of January 29, 2014 made by Jones Parent in favor of the Administrative Agent, as heretofore amended and as further amended and continued (but not novated) by that certain Guarantee Agreement dated as of the Amendment No. 12 Effective Date, in each case, as the same may be further amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

“Junior Lien Debt” means any Debt of the Borrower or any other Credit Party described in clause (i) of Section 9.02.

“Master Assignment” means that certain Master Reaffirmation and Assignment and Assumption of Liens and Security Interests dated as of the Amendment No. 12 Effective Date among the Administrative Agent, the Borrower, the other grantors named therein, UMB Bank, N.A. as the trustee for the Senior Secured Notes, and Wells Fargo Bank, National Association as the Collateral Agent.

“Merge Designation” means any of the following or any combination of the following: (a) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms set forth in the definition of Unrestricted Subsidiary, (b) the Disposition of all or substantially all of the Merge Assets to any Person other than the Borrower or any Subsidiary Guarantor, (c) other than Merge Exempt Dispositions, the Disposition of any portion of the Merge Assets to any Person other than the Borrower or any Subsidiary Guarantor, and (d) the Disposition of any of the Equity Interests in any Restricted Subsidiary that owns all or any portion of the Merge Assets to any Person other than the Borrower or any Subsidiary Guarantor. For the avoidance of doubt, and notwithstanding anything herein to the contrary, no Merge Designation (other than with the consent of the Required Lenders as to a portion of the Merge Assets as noted in clause (c) above) is permitted under the terms of this Agreement unless there is no Borrowing Base Deficiency at such time and after giving effect to such Merge Designation and such Merge Designation is otherwise permitted hereunder.

“Merge Exempt Dispositions” means (a) Assets Swaps of undeveloped acreage constituting Merge Assets on customary terms, (b) Dispositions of Merge Assets up to an aggregate fair market value of less than $5,000,000 and (c) Dispositions of any portion of the Merge Assets consented to by the Required Lenders.

“Merge Trigger Date” means the effective date of the Merge Designation so long as such Merge Designation is permitted under the terms of this Agreement.

“Non-Recourse Debt” means Debt:

(a)           as to which neither Jones Parent, the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt) or (ii) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions; and

(b)           as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of Jones Parent, the Borrower or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary), except for Customary Recourse Exceptions.

“Obligations” means any and all amounts owing or to be owing by any Credit Party (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Administrative Agent, the Issuing Bank, or any Lender under any Loan Document.

“Priority Lien Obligations” has the meaning set forth in the Collateral Agency Agreement.

“Priority Lien Secured Parties” has the meaning set forth in the Collateral Agency Agreement.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.  Any newly formed or acquired Subsidiary shall be a Restricted Subsidiary unless then or thereafter affirmatively designated as an Unrestricted Subsidiary pursuant to the terms of this Agreement.

“Secured Priority Debt Incurrence” means the incurrence of any senior secured Debt of the Borrower, Jones Parent or any Subsidiary permitted under Section 9.02(j).

“Security Agreement” means, as the context may require or permit, either (a) that certain Guarantee and Collateral Agreement dated as of December 31, 2009 made by each of the Credit Parties in favor of the Administrative Agent, as heretofore amended and as further amended and restated by that certain Security Agreement dated as of the Amendment No. 12 Effective Date among each of the Credit Parties party thereto and the Administrative Agent or (b) that certain Guarantee and Collateral Agreement dated as of January 29, 2014 made by Jones Parent in favor of the Administrative Agent, as heretofore amended and as further amended and restated by that certain Security Agreement dated as of the Amendment No. 12 Effective Date among each of the Credit Parties party thereto and the Administrative Agent, in each case, as assigned to the Collateral Agent pursuant to the Master Assignment, and as the same may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

“Senior Secured Notes” means (a) senior secured notes (i) issued by the Borrower and Jones Energy Finance Corp. pursuant to the Senior Secured Notes Indenture and (ii) secured pursuant to the Collateral Agency Agreement or (b) any other Debt issued by the Borrower from time to time provided that (i) such Debt is secured pursuant to the Collateral Agency Agreement, (ii) the scheduled maturity date of such Debt shall not be earlier than six months after the Maturity Date (as in effect on the date of incurrence of such Debt), (iii) such Debt shall not have any amortization or other requirement to purchase, redeem, retire, defease or otherwise make any payment in respect thereof, other than at scheduled maturity thereof and mandatory prepayments or puts triggered upon change in control, sale of all or substantially all assets and certain asset sales, in each case which are customary with respect to such type of Debt and (iv) the agreements and instruments governing such Debt shall not contain (A) any financial maintenance covenants that are more restrictive than those in this Agreement or any other affirmative or negative covenants that are, taken as a whole, materially more restrictive than those set forth in this Agreement; provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (A), (B) any restriction on the ability of the Borrower or any of its Restricted Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents (other than as to the maximum principal amount of Debt to be incurred hereunder), (C) any restrictions on the ability of any Restricted Subsidiary of the Borrower to guarantee the Indebtedness to the extent the Indebtedness is permitted thereunder, provided that a requirement that any such Restricted Subsidiary also guarantee such Debt shall not be deemed to be a violation of this clause (C), or (D) any restrictions on the ability of any Restricted Subsidiary or the Borrower to pledge assets as collateral security for the Priority Lien Obligations pursuant to the Collateral Agency Agreement to the extent such Priority Lien Obligations are permitted thereunder.

“Senior Secured Notes Indenture” means that certain Indenture dated as of the Amendment No. 12 Effective Date, by and among the Borrower, as issuer, and the Senior Secured Trustee, and one or more Credit Parties, as guarantors, and all related documentation entered into in connection therewith (excluding Security Instruments and the Collateral Agency

Agreement), as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Senior Secured Trustee” means UMB Bank, N.A., in its capacity as trustee under the Senior Secured Notes Indenture.

“Senior Unsecured Notes” means the Borrower’s 6.75% senior notes due in 2022 and the 9.25% senior notes due in 2023, in each case, outstanding on October 31, 2017.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower (excluding Jones Energy Finance Corp. but including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) that is designated by the board of directors of Jones Parent as an Unrestricted Subsidiary pursuant to a resolution of the board of directors of Jones Parent, but only to the extent that such Subsidiary:

(1)           has no Debt other than Non-Recourse Debt;

(2)           is not party to any agreement, contract, arrangement or understanding with any Credit Party or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Credit Party or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(3)           is a Person with respect to which neither any Credit Party nor any of the Borrower’s Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)           has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of any Credit Party or any of the Borrower’s Restricted Subsidiaries, except to the extent such guarantee would be released upon such designation; and

(5)           has no assets other than the Merge Assets or Equity Interests in Subsidiaries that have no assets other than the Merge Assets, in any event, other than personal property assets of de minimis value.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries but only to the extent such Subsidiary also complies with the foregoing requirements.

The board of directors of Jones Parent may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default (including, for the avoidance of doubt, any default under any agreement governing Material Indebtedness of the Borrower and its Restricted Subsidiaries).  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation. That designation will only be permitted if (A) the Investment would be permitted hereunder at that time, (B) the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary, (C) before and after giving effect to such designation and the mandatory reduction in the Borrowing Base required under Section 2.07(e), no Borrowing Base Deficiency exists, and (D) all other conditions required under the definition of an Unrestricted Subsidiary have been met.

Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of a resolution of the board of directors of Jones Parent giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and is permitted by Section 9.04, which certificate shall be delivered to the Administrative Agent at least five (5) Business Days prior to the effective date of such designation (which certificate shall be promptly provided to the Lenders by the Administrative Agent).  For the avoidance of doubt, no such designation shall be effective unless such certificate has been delivered to the Administrative Agent.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Debt of such Subsidiary or Liens granted by such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Debt or Lien is not permitted to be incurred as of such date under Section 9.02 and Section 9.03, as applicable, the Borrower will be in violation of such Section(s).

The board of directors of Jones Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Borrower; provided, that such designation will be deemed to be an incurrence of Debt and Liens by a Restricted Subsidiary of the Borrower of any outstanding Debt and Liens of such Unrestricted Subsidiary, and such designation will only be permitted if (a) such Debt and such Liens are permitted under Section 9.02 and Section 9.03, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (b) no Default would be in existence following such designation.

“WAB Drillco” means any farm-in, drillco or similar arrangement providing for conveyance of a working interest in up to 120 wells with respect to the Borrower’s or any Restricted Subsidiary’s WAB Properties.

“WAB Properties” means undeveloped Oil and Gas Properties of the Company or any of its Restricted Subsidiaries located within Ellis County, Oklahoma and Lipscomb, Hemphill, and Ochiltree Counties, Texas.

(b)           Section 1.02 of the Credit Agreement (Certain Defined Terms) is hereby further amended by amending and restating the following defined terms to read as follows:

“Account Control Agreement” shall mean, as to any deposit account or securities account, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent providing for a perfected Lien in favor of the Collateral Agent for the benefit of the Priority Lien Secured Parties in such deposit account or securities account.

“Borrowing Base Deficiency” occurs if at any time the total Revolving Credit Exposures exceeds the lesser of (A) the Aggregate Maximum Credit Amounts and (B) the then effective Borrowing Base.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b).  The amount representing each Lender’s Commitment shall at any time be the lesser of (i) such Lender’s Maximum Credit Amount and (ii) such Lender’s Applicable Percentage of an amount equal to then effective Borrowing Base.

“Consolidated Cash Balance” means, at any time, the aggregate amount of cash and Cash Equivalents, in each case, owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and its Restricted Subsidiaries.

“Consolidated Subsidiaries” means each Restricted Subsidiary of a Person the financial statements of which shall be consolidated with the financial statements of such Person in accordance with GAAP.

“EBITDAX” means, for any period, the sum of (a) Consolidated Net Income of Jones Parent for such period, plus (b) the following expenses or charges, without duplication and to the extent deducted in calculating such Consolidated Net Income for such period: (i) Interest Expense, (ii) income Taxes, (iii) depreciation, depletion, amortization, exploration expenses, and intangible drilling costs, (iv) other noncash charges and (v) to the extent expensed and recognized in the applicable period, the transaction fees and expenses incurred in connection with the negotiation, execution and closing of this Agreement, any amendments, amendments and restatements or other modifications to this Agreement or any other permitted Debt Incurrence minus (c) all noncash income added to such Consolidated Net Income; provided that, EBITDAX for any applicable period shall be calculated on a pro forma basis (with such calculation made in accordance with guidelines for pro forma presentations set forth by the SEC or as otherwise reasonably acceptable to the Administrative Agent) after giving effect to all acquisitions or Dispositions involving proved, developed, producing Oil and Gas Properties of Jones Parent and its Consolidated Subsidiaries (including the acquisition or Dispositions of Equity Interests in any Person owning proved, developed, producing Oil and Gas Properties) made during such period (a “Subject Transaction”), as if such Subject Transaction was consummated on the first day of such period; provided, however, Jones Parent shall not be required to calculate the pro forma effect of any Subject Transaction unless the aggregate purchase price of all Subject Transactions consummated during such period exceeds the Threshold Amount, as hereinafter defined.  For purposes of this definition: (A) “Threshold Amount” means the greater of 5% of the then effective Borrowing Base and $10,000,000 and (B) in calculating the aggregate purchase price of all Subject Transactions, the purchase price of acquisitions and Dispositions shall be aggregated and not netted.

“Excluded Accounts” means (a) the Excluded Equity Proceeds Account, (b) any deposit account all or substantially all of the deposits in which consist of amounts utilized to fund payroll, employee benefit or tax obligations of Jones Parent, the Borrower or any of its Restricted Subsidiaries, (c) fiduciary or trust accounts, (d) escrow accounts, (e) deposit accounts that are zero balance accounts and (f) deposit accounts with a balance at all times of less than $1,000,000 in the aggregate for all such accounts.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, any of their respective Properties, the Issuing Bank or any Lender (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee and Collateral Agreement” means, as the context may require or permit, the Guarantee Agreement and the Security Agreement.

“Indebtedness” means (a) the Obligations; (b) Hedge Obligations other than Excluded Swap Obligations; (c) Bank Product Obligations; and (d) all renewals, extensions and/or rearrangements of any of the above.

“Intercreditor Agreement” means an Intercreditor Agreement in substantially the form attached as Exhibit 2 to Amendment No. 12, among the Collateral Agent, the Junior Lien Representative named therein, the Borrower and the other parties from time to time party thereto, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, as the same may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

“Junior Debt” means any Debt of the Borrower or any other Credit Party described in clause (h) or (i) of Section 9.02.

“LC Commitment” means (a) at any time until the Merge Designation, $3,500,000 and (b) from and after the Merge Designation, $0.

“Liquidity” means, as of a date of determination, an amount equal to (a) Availability plus (b) readily and immediately available cash held in deposit accounts (other than any cash collateral posted to secure the LC Exposure as provided in Section 2.08(j)) of any Credit Party; provided that, such deposit accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than (i) a Lien in favor of the

Collateral Agent pursuant to Security Instruments and (ii) a Lien in favor of the depositary institution holding such deposit accounts arising solely by virtue of such depositary institution’s standard account documentation or any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only such deposit accounts.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, the Collateral Agency Agreement and the Intercreditor Agreement.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit) of the Borrower, Jones Parent or any Restricted Subsidiary, and obligations of the Borrower or any Restricted Subsidiary in respect of one or more Swap Agreements, in an aggregate principal amount exceeding $5,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value in respect of such Swap Agreement at such time.

“Merge Assets” all Oil and Gas Properties (including undeveloped acreage) owned by Jones Parent, the Borrower or any Restricted Subsidiary of Jones Parent and located in the “Merge” play in the Anadarko Basin.

“Oil and Gas Disposition” means the Disposition of any Oil and Gas Property or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties.

“Permitted Investors” means any of the following:  (a) Metalmark Capital Partners (C) II, L.P., (b) any fund, investment account, or other investment vehicle managed by Metalmark Capital Management II LLC, (c) any Affiliate of Metalmark Capital Partners (C) II, L.P., a majority of whose outstanding Voting Securities are, directly or indirectly, held by Metalmark Capital Partners II GP, L.P., or any individuals that are Affiliates of Metalmark Capital Partners (C) II, L.P., (d) Jones Energy Management, LLC, (e) any Affiliate of Jones Energy Management, LLC, a majority of whose outstanding Voting Securities are, directly or indirectly, held by Jones Energy Management, LLC, (f) Q Investments, L.P., (g) any Affiliate of Q Investments, L.P., (h) JVL Advisors, L.L.C. and (i) any Affiliate of JVL Advisors, L.L.C.

“Permitted Payments” means, without duplication as to amounts, (a) payments to Jones Parent (i) to pay reasonable accounting, legal, investment banking fees and administrative expenses (including director and officer insurance) of Jones Parent when due and (ii) to pay fees and expenses (including franchise or similar Taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to directors, officers and employees of Jones Parent and general corporate overhead expenses of Jones Parent, in each case under the foregoing clause (i) and (ii), to the extent such fees and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries and (b) dividends or distributions paid to Jones Parent, if applicable, in amounts equal to amounts required for Jones Parent to pay interest and/or principal on Debt that is permitted under Section 9.18 and the proceeds of which have been contributed to the Borrower or any of its Restricted Subsidiaries

and that has been guaranteed by, or is otherwise considered Debt of, the Borrower incurred in accordance with Section 9.02.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or the proceeds of which are used to substantially contemporaneously refinance, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any other Debt (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt and (ii) an amount necessary to pay all accrued (including, for the purposes of defeasance, future accrued) and unpaid interest on the Refinanced Debt and any fees and expenses, including premiums, related to such exchange or refinancing; (b) such new Debt has a stated maturity no earlier than the sooner to occur of (i) the date that is one year after the Maturity Date (as in effect on the date of incurrence of such new Debt) and (ii) the stated maturity date of the Refinanced Debt; (c) such new Debt has an average life at the time such new Debt is incurred that is no shorter than the shorter of (i) the period beginning on the date of incurrence of such new Debt and ending on the date that is one year after the Maturity Date (as in effect on the date of incurrence of such new Debt) and (ii) the average life of the Refinanced Debt at the time such new Debt is incurred; (d) such new Debt is not incurred or guaranteed by a non-Guarantor if the Borrower or a Guarantor is the issuer or is otherwise an obligor on the Refinanced Debt; and (e) if the Refinanced Debt was subordinated in right of payment to the Indebtedness or the guarantees under the Guarantee Agreement, such new Debt (and any guarantees thereof) is subordinated in right of payment to the Indebtedness (or, if applicable, the guarantees under the Guarantee Agreement) to at least the same extent as the Refinanced Debt.

“Permitted Tax Distributions” means (a) for any calendar year or portion thereof during which the Borrower is a pass-through entity for U.S. federal income Tax purposes, payments and distributions to the holders of Equity Interests of the Borrower, on or prior to each estimated Tax payment date as well as each other applicable due date, in an amount not to exceed the product of (i) the total aggregate taxable income of the Borrower and its Restricted Subsidiaries which is allocable to such holders as a result of the operations or activities of the Borrower and its Restricted Subsidiaries during the relevant period (determined by disregarding any adjustment to the taxable income of any member or partner of the Borrower that arises under Section 734(b) or Section 743(b) of the Code), multiplied by (ii) the highest combined marginal federal, state and local income Tax rates applicable to any holder of Equity Interests of the Borrower (or, if any of them are themselves a pass-through entity for U.S. federal income Tax purposes, their members or partners) and (b) without duplication, any other payment or distribution permitted by Section 4.4 of the LLC Agreement.

“Security Instruments” means the Security Agreement, mortgages, deeds of trust and other agreements and instruments described or referred to in Exhibit E, and any and all other agreements and instruments now or hereafter executed and delivered by any Credit Party as security for the payment or performance of the Indebtedness (other than (a) Swap Agreements with the Lenders or any Affiliate of a Lender, (b) agreements, instruments or other documents entered into for the provision of Bank Products, or (c) assignment, participation or similar agreements between any Lender and any other lender or creditor with respect to any

Indebtedness pursuant to this Agreement), as assigned to the Collateral Agent pursuant to the Master Assignment, and as such agreements and instruments may be amended, modified, supplemented or restated from time to time.

“Senior Secured Debt” means (a) all secured Debt of the types described in clauses (a) and (b) of the defined term “Debt” (other than intercompany Debt owing to a Credit Party but including, but not limited to, undrawn amounts under letters of credit) of Jones Parent and its Consolidated Subsidiaries and (b) all Debt of others of the types described in clauses (a) and (b) of the defined term “Debt” (other than intercompany Debt owing to a Credit Party but including, but not limited to, undrawn amounts under letters of credit) that is (i) guaranteed on a secured basis by Jones Parent or one or more of its Consolidated Subsidiaries or in which Jones Parent or one or more of its Consolidated Subsidiaries otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) on a secured basis or (ii) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of Jones Parent or one or more of its Consolidated Subsidiaries, whether or not such Debt is assumed by Jones Parent or such Consolidated Subsidiaries.

“Subsidiary Guarantor” means (a) each existing Domestic Subsidiary of the Borrower other than any Excluded Subsidiary and any Unrestricted Subsidiary and (b) each future Domestic Subsidiary of the Borrower that guarantees the Indebtedness pursuant to Section 8.13(b).

“Swap Event” means the occurrence of any Swap Termination or any modification to any Swap Agreement, in each case to the extent that, after taking into account the net hedging position under all then outstanding Swap Agreements of the Borrower and its Restricted Subsidiaries taken as a whole (including any Swap Agreements entered into concurrently with such Swap Termination or modification), such Swap Termination or such modification could reasonably be expected to reduce the Borrowing Base assuming that a redetermination thereof was then being effected (the amount of such reduction being referred to as the “Swap Event Reduction Amount”).

(c)           Section 1.02 of the Credit Agreement (Certain Defined Terms) is hereby further amended by amending and restating clause (v) of the definition of “Change in Control” to read as follows:

(v)           there shall have occurred under any agreement or other instrument governing any Material Indebtedness any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating Jones Parent, the Borrower or any of its Restricted Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness provided for therein.

(d)           Section 1.02 of the Credit Agreement (Certain Defined Terms) is hereby further amended by deleting the following definitions therein in their entirety:

“Consolidated Cash Balance Threshold” means $30,000,000.

“EOG Acquisition” shall mean the acquisition by the Borrower or any Subsidiary Guarantor pursuant to the EOG PSA of at least 95% (by value and as determined by the Administrative Agent) of the Oil and Gas Properties of EOG Resources, Inc. which were evaluated by the Administrative Agent in determining the Borrowing Base redetermined under Amendment No. 10.

“EOG Availability Blocker” shall mean (i) until the earlier to occur of (x) the consummation of the EOG Acquisition and (y) August 31, 2016, $15,000,000 and (ii) at any time thereafter, $0.

“Senior Notes” means the Borrower’s 6.75% senior notes due in 2022 and the 9.25% senior notes due in 2023, in each case, outstanding on October 31, 2017.

(e)           Section 2.03 of the Credit Agreement (Requests for Borrowings) is hereby amended by (i) deleting the words “minus the EOG Availability Blocker” in clause (v) therein and (ii) deleting the words “minus the EOG Availability Blocker, if in effect at such time” in the penultimate paragraph therein.

(f)            Section 2.06 of the Credit Agreement (Termination and Reduction of Aggregate Maximum Credit Amounts) is hereby amended by (i) adding the words “other than as provided in Section 2.06(c) below” immediately before the period of the last sentence in subsection (a) and (ii) adding the following new subsection (c) to the end thereof:

(c)           Mandatory Reduction of Aggregate Credit Amounts.

(i)            Upon the Merge Designation and notwithstanding the reduction of the Borrowing Base to zero as provided in Section 2.07(e)(iv), (A) the Commitment of each Lender (other than the Continuing Lenders) shall be terminated and the Maximum Credit Amount of each such Lender shall be reduced to zero, and (B) the Commitment of each Continuing Lender shall be reduced to $1.00 each and the Maximum Credit Amount of each Continuing Lender shall be reduced to $1.00 each.  At the request of any Lender whose Commitment is terminated, such Lender and the Continuing Lenders may effect an Assignment and Assumption to evidence such Lender’s Commitment termination.

(ii)           Upon each reduction of the Borrowing Base provided for under this Agreement (other than as provided in Section 2.07(e)(iv)), (A) the Commitment of each Lender shall be reduced to an amount equal to such Lender’s Applicable Percentage of the reduced Borrowing Base, and (B) the Maximum Credit Amount of each Lender shall be reduced to an amount equal to such Lender’s Applicable Percentage of the reduced Borrowing Base.

(g)           Section 2.07(a) of the Credit Agreement (Borrowing Base) is hereby amended by amending and restating such subsection to read as follows:

(a)           Borrowing Base.  As set forth in Amendment No. 12, for the period from and including the Amendment No. 12 Effective Date to but excluding the first Redetermination Date thereafter, the amount of the Borrowing Base shall be $50,000,000.  Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to this Section 2.07, Section 8.12(c) or Section 9.11(d) or pursuant to Section 3(a) of Amendment No. 10.

(h)           Section 2.07(e) of the Credit Agreement (Borrowing Base) is hereby amended by (i) amending and restating clause (i) to read as set forth below, (ii) deleting the word “and” at the end of clause (ii) therein, (iii) replacing the “.” at the end of clause (iii) therein with a “;”, and adding a new clause (iv) and a new clause (v) at the end thereof, each as set forth below:

(i)            (A) Effective immediately upon each Senior Unsecured Debt Incurrence, the Borrowing Base then in effect shall be automatically reduced on the date of such incurrence by an amount equal to 25% of the principal amount of such Senior Unsecured Debt Incurrence (excluding the principal amount of any such Senior Unsecured Debt Incurrence constituting Permitted Refinancing Debt but only to the extent (x) such Permitted Refinancing Debt refinanced, replaced, defeased, discharged, refunded or otherwise retired other Debt permitted under Section 9.02(h) within 30 days of incurring such Permitted Refinancing Debt and (y) no Loans were made hereunder at any time during such 30-day period), (B) effective immediately upon each Secured Debt Incurrence (excluding the principal amount of any such Secured Debt Incurrence constituting Permitted Refinancing Debt but only to the extent (x) such Permitted Refinancing Debt refinanced, replaced, defeased, discharged, refunded or otherwise retired other Debt permitted under Section 9.02(h), (i) or (j) within 30 days of incurring such Permitted Refinancing Debt and (y) no Loans were made hereunder at any time during such 30-day period), the Borrowing Base then in effect shall be automatically reduced on the date of such incurrence by an amount equal to 30% of the principal amount of such Secured Debt Incurrence, and (C) effective immediately upon each Secured Priority Debt Incurrence (other than the Senior Secured Notes in an aggregate principal amount up to $500,000,000 issued on or before the Amendment No. 12 Effective Date), the Borrowing Base then in effect shall be automatically reduced on the date of such incurrence by an amount equal to 40% of the principal amount of such Secured Priority Debt Incurrence;

(iv)          Effective concurrently with the Merge Designation, the Borrowing Base then in effect shall be automatically reduced to $0; and

(v)           Effective immediately upon the Disposition of any of the WAB Properties by the Borrower or any of the Borrower’s Restricted Subsidiaries pursuant to the WAB Drillco unless the Required Lenders have elected to call an Interim Redetermination of the Borrowing Base under the last sentence of Section 2.07(b), the Borrowing Base then in effect shall be automatically reduced by the value attributable to such WAB Properties in the Borrowing Base as determined by the Administrative Agent (or, if the determination made by the Administrative Agent is greater than $5,000,000, such greater amount determined by the Required Lenders as value attributable to the Borrowing Base).

(i)            Section 2.08(b) of the Credit Agreement (Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions) is hereby amended by deleting the words “minus the EOG Availability Blocker, if in effect at such time” from the penultimate paragraph therein.

(j)            Section 3.02(c) of the Credit Agreement (Post-Default Rate) is hereby amended by replacing, in each instance therein, the words “Senior Secured Debt” with the word “Obligations”.

(k)           Section 3.04(c)(ii) of the Credit Agreement (Mandatory Prepayments) is hereby amended by deleting the words “minus the EOG Availability Blocker, if in effect at such time” therein.

(l)            Section 4.04 of the Credit Agreement (Disposition of Proceeds) is hereby amended by amending and restating such section to read as follows:

Section 4.04         Disposition of Proceeds.  The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Collateral Agent for the benefit of the Priority Lien Secured Parties of all of the Borrower’s or Guarantors’ interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property that constitutes Oil and Gas Properties.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Collateral Agent, but the Lenders will instead permit such proceeds to be paid to the applicable Credit Parties, and (b) the Lenders hereby authorize the Collateral Agent to take such actions as may be necessary to cause such proceeds to be paid to the applicable Credit Parties.

(m)          Section 6.02(d) of the Credit Agreement (Each Credit Event) is hereby amended by amending and restating such subsection to read as follows:

(d)           Neither the Borrower nor any Guarantor nor any Restricted Subsidiary has incurred, created, assumed or suffered to exist any Indebtedness (as defined in the Senior Secured Notes Indenture) at any time in reliance on clause (1) of the definition of “Permitted Debt” under the Senior Secured Notes Indenture other than (i) “Cash Management Obligations” (as defined in the Senior Secured Notes Indenture) and (ii) such Indebtedness outstanding under this Agreement.

(n)           Section 7.12 of the Credit Agreement (Insurance) is hereby amended by amending and restating such section to read as follows:

Section 7.12         Insurance.  Each Credit Party has (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements to which it is party and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Credit Parties.  Subject to Section 8.06, the Administrative Agent has been named as an additional insured in respect of such liability insurance policies and the Collateral Agent has been named as loss payee with respect to Property loss insurance.

(o)           Section 7.13 of the Credit Agreement (Restriction on Liens) is hereby amended by replacing the words “Administrative Agent and the Lenders” therein with the words “Collateral Agent for the benefit of the Priority Lien Secured Parties”.

(p)           Section 7.15 of the Credit Agreement (Location or Business and Offices) is hereby amended by replacing the words “Guarantee and Collateral Agreement” therein with the words “Guarantee Agreement and the Security Agreement”.

(q)           Section 7.21 of the Credit Agreement (Use of Loans and Letters of Credit) is hereby amended by replacing the word “Subsidiaries” therein with the words “Restricted Subsidiaries”.

(r)            Section 7.22 of the Credit Agreement (Solvency) is hereby amended by adding the words “including each Borrowing, “ immediately before clause (a) therein.

(s)            Section 8.01(c) of the Credit Agreement (Certificate of Financial Officer — Compliance) is hereby amended by adding the words “; provided that, clause (i) — (iii) above shall cease to apply after the Merge Trigger Date” immediately before the period at the end thereof.

(t)            Section 8.01(j) of the Credit Agreement (Notice of Sales of Oil and Gas Properties) is hereby amended by adding the words “; provided that, this clause (j) shall cease to apply after the Merge Trigger Date unless otherwise requested by the Administrative Agent thereafter from time to time” immediately before the period at the end thereof.

(u)           Section 8.01 (Financial Statements; Other Information) of the Credit Agreement (Notice of Sales of Oil and Gas Properties) is hereby amended by (i) re-lettering subsection (p) to become subsection (q) and (ii) adding the following new subsection (p) therein:

(p)           Merge Designation.  If any Credit Party intends to sell, transfer, assign or otherwise dispose of any asset (including Equity Interests) which would trigger a Merge Designation, at least five (5) Business Days’ prior written notice of such sale, transfer, assignment, or other disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or any Lender.

(v)           Section 8.06 of the Credit Agreement (Insurance) is hereby amended by amending and restating such section to read as follows:

Section 8.06         Insurance.  The Borrower will, and will cause each of the Subsidiary Guarantors to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (provided, that this Section 8.06 shall not be breached if an insurance company becomes financially insolvent and the Borrower or relevant Subsidiary Guarantor reasonably promptly obtains coverage from a different, financially sound insurer) or are otherwise required to be maintained under applicable law.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Collateral Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent and the Collateral Agent, as applicable.

(w)          Section 8.10(b) of the Credit Agreement (Further Assurances) is hereby amended by replacing the words “Administrative Agent” therein with the words “Collateral Agent”.

(x)           Section 8.11(c) of the Credit Agreement (Reserve Reports) is hereby amended by amending and restating such subsection to read as follows:

(c)           With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent (for distribution to the Lenders) a certificate from a Responsible Officer certifying that, in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct (it being understood that projections concerning volumes and production and cost estimates contained in such report are necessarily based upon professional opinions, estimates and projections upon which such Person is relying when making such certifications), (ii) the Borrower and the Subsidiary Guarantors own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03 (subject to receipt of assignments from ExxonMobil under farmout agreements which are not more than twelve months past first production and subject to receipt of assignments from all other farmors under farmout agreements which are not more than six months past first production), (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any of the Subsidiary Guarantors to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of such Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof, (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and that the Engineered Value of such Oil and Gas Properties represents (A) on or prior to the Amendment No. 11 Effective Date, at least 80% (by value) of all Oil and Gas Properties of the Credit Parties evaluated in the Reserve Report delivered to the Administrative Agent most recently prior to the Reserve Report attached to such certificate, and (B) after the Amendment No. 11 Effective Date, (x) at all times prior to the Merge Trigger Date, at least 90% (by value) of the Merge Assets and (y) at all times, at least 90% (by value) of all Oil and Gas Properties of the Credit Parties evaluated in the Reserve Report delivered to the Administrative Agent most recently prior to the Reserve Report attached to such certificate, and (vii) attached to the certificate is a list of all farmout agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report prior to the Reserve Report attached to such certificate. Promptly after the request of the Administrative Agent, the Borrower will deliver to the Administrative Agent true and correct copies of any Material Farmout Agreement listed on the certificate described in the immediately preceding sentence.

(y)           Section 8.11 of the Credit Agreement (Reserve Reports) is hereby amended by adding the following new subsection (d) at the end thereof:

(d)           The foregoing provisions of this Section 8.11 shall cease to apply from and after the Merge Trigger Date unless otherwise requested by the Administrative Agent from time to time thereafter, including without limitation, such requests that may be made to determine compliance with Section 8.13(a).

(z)           Section 8.12 of the Credit Agreement (Title Information) is hereby amended by adding the following new subsection (d) at the end thereof:

(d)           The foregoing provisions of this Section 8.12 shall cease to apply from and after the Merge Trigger Date unless otherwise requested by the Administrative Agent from time to time thereafter.

(aa)         Section 8.13 of the Credit Agreement (Additional Collateral; Additional Guarantors) is hereby amended by amending and restating such section to read as follows:

Section 8.13         Additional Collateral; Additional Guarantors.

(a)           In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties that constitute Oil and Gas Properties (as described in Section 8.11(c)(iv)) to ascertain whether such Mortgaged Properties represent (x) at all times prior to the Merge Trigger Date, at least 90% (by value) of the Merge Assets and (y) at all times, at least 90% of the Engineered Value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that such Mortgaged Properties do not represent (x) at all times prior to the Merge Trigger Date, at least 90% (by value) of the Merge Assets and (y) at all times, at least 90% of such Engineered Value, then: (i) other than in connection with the Borrowing Base redetermined for fall 2017, the Borrower shall, and shall cause the Subsidiary Guarantors to, grant, within thirty (30) days of delivery of the certificate required under Section 8.11(c) (or such later date as may be acceptable to the Administrative Agent), to the Collateral Agent as security for the Priority Lien Obligations a first-priority Lien interest (subject to Excepted Liens other than Excepted Liens described in clause (h) of such definition) on additional Oil and Gas Properties evaluated in the most recently completed Reserve Report not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties that constitute Oil and Gas Properties will represent (x) prior to the Merge Trigger Date, at least 90% (by value) of the Merge Assets and (y) at all times, at least 90% of such Engineered Value, and (ii) in connection with the Borrowing Base redetermined for fall 2017, the Borrower shall, and shall cause the Subsidiary Guarantors to, grant, within forty-five (45) days after the Amendment No. 11 Effective Date (or such later date as may be acceptable to the Administrative Agent), to the Collateral Agent as security for the Priority Lien Obligations a first-priority Lien interest (subject to Excepted Liens other than Excepted Liens described in clause (h) of such definition) on additional Oil and Gas Properties evaluated in the most recently completed Reserve Report not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties that constitute Oil and Gas Properties will represent (x) prior to the Merge Trigger Date, at least 90% (by value of the Merge Assets and (y) at all times, at least 90% of such Engineered Value.  All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Collateral Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.13(b).

(b)           The Borrower shall promptly cause each of its Domestic Subsidiaries (other than Excluded Subsidiaries and Unrestricted Subsidiaries) to guarantee the Indebtedness pursuant to the Guarantee Agreement and the Security Agreement.  In connection with any such guaranty, the Borrower shall promptly, but in any event no later than 30 days after the formation, acquisition or designation or redesignation as a Restricted Subsidiary (or other similar event) of any such Subsidiary (or such later date as may be acceptable to the Administrative Agent), (i) cause such Subsidiary to execute and deliver supplements to the Guarantee Agreement and the Security Agreement, (ii) cause all of the Equity Interests of such Subsidiary to be pledged to the Collateral Agent, for the benefit of the Priority Lien Secured Parties, and to the extent such Equity Interests are certificated, cause such original stock or other certificates evidencing such Equity Interests, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof, to be delivered to the Collateral Agent, and (iii) cause such Subsidiary to execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c)           Notwithstanding anything to the contrary herein or in any Loan Document, if any Lien or guaranty is required to secure or guarantee any Junior Debt or any Senior Secured Note, Jones Parent and the Borrower shall, and shall cause each of its Subsidiaries to, provide analogous guaranties to the Administrative Agent and grant to the Collateral Agent, and perfect, a senior Lien on the same Property for the benefit of the Priority Lien Secured Parties during at least the same period of time as required for such Junior Debt or Senior Secured Note so that, so long as such Debt is outstanding, no obligor is obligated with respect to such Debt that is not obligated with respect to the Indebtedness, and no Property shall serve as collateral securing such Debt that is not also serving as Collateral securing the Indebtedness of a senior basis.

(bb)         Section 8.14 of the Credit Agreement (ERISA Compliance) is hereby amended by adding the following new sentence at the end thereof:

The foregoing provisions of this Section 8.14 shall cease to apply from and after the Merge Trigger Date unless otherwise requested by the Administrative Agent from time to time thereafter.

(cc)         Section 8.15 of the Credit Agreement (Swap Agreements) is hereby amended by adding the following new sentence at the end thereof:

The foregoing provisions of this Section 8.15 shall cease to apply from and after the Merge Trigger Date.

(dd)         Section 8.16 of the Credit Agreement (Marketing Activities) is hereby amended by adding the following new sentence at the end thereof:

The foregoing provisions of this Section 8.16 shall cease to apply from and after the Merge Trigger Date.

(ee)         Section 8.17 of the Credit Agreement (Designation of Senior Debt) is hereby amended by (i) replacing, in each instance therein, the word “Subsidiary” with the words “Subsidiary Guarantor” and (ii) replacing the word “Indebtedness” therein with the word “Obligations”.

(ff)          Section 8.18 of the Credit Agreement (Deposit Accounts) is hereby amended by amending and restating such section to read as follows:

Section 8.18         Deposit Accounts.  The Borrower shall, and shall cause each of the Subsidiary Guarantors to, by no later than 60 days after the Amendment No. 10 Effective Date (or such later date as the Administrative Agent may reasonably agree), cause all of its deposit accounts and securities accounts (other than Excluded Accounts) to be subject to Account Control Agreements.  From and after the Amendment No. 10 Effective Date, the Borrower shall, and shall cause each of the Subsidiary Guarantors to, enter into an Account Control Agreement with respect to each of its deposit accounts and securities accounts (other than Excluded Accounts) established after the Amendment No. 10 Effective Date, in each case within 30 days (or such longer period as the Administrative Agent may reasonably agree) after the establishment thereof.

(gg)         Section 9.01 of the Credit Agreement (Financial Covenants) is hereby amended by amending and restating such section to read as follows:

Section 9.01         Financial Covenants.  Until the Merge Trigger Date,

(a)           Total Leverage Ratio.  Jones Parent will not permit the Total Leverage Ratio, as of the last day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2019, to be greater than (i) 5.25 to 1.00 for the fiscal quarter ending March 31, 2019, (ii) 5.00 to 1.00 for the fiscal quarter ending June 30, 2019, (iii) 4.75 to 1.00 for the fiscal quarter ending September 30, 2019, (iv) 4.50 to 1.00 for the fiscal quarter ending December 31, 2019, and (v) 4.00 to 1.00 for each fiscal quarter ending on or after March 31, 2020;

(b)                                 Current Ratio.  Jones Parent will not permit the ratio of (i) consolidated current assets of Jones Parent and its Consolidated Subsidiaries (including the unused amount of the total Commitments, but excluding non-cash assets under FAS 133) to (ii) consolidated current liabilities of Jones Parent and its Consolidated Subsidiaries (excluding (A) non-cash obligations under FAS 133, and (B) current maturities under this Agreement), as of the last day of each fiscal quarter, commencing with the fiscal quarter ended September 30, 2014 to be less than 1.0 to 1.0; and

(c)                                  Senior Secured Leverage Ratio.  Jones Parent will not permit the Senior Secured Leverage Ratio, as of the last day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2019, to be greater than 2.25 to 1.00.

(hh)                          Section 9.02(e) of the Credit Agreement (Debt) is hereby amended by replacing the words “Guarantee and Collateral Agreement” therein with the words “Guarantee Agreement”.

(ii)                                  Section 9.02(h) of the Credit Agreement (Debt) is hereby amended by amending and restating such subsection to read as follows:

(h)                                 unsecured Debt of the Borrower or any Subsidiary Guarantor evidenced by bonds, debentures, notes or other similar instruments (including any Permitted Refinancing Debt in respect thereof); provided that, (i) the scheduled maturity date of such Debt shall not be earlier than one year after the Maturity Date, (ii) such Debt shall not have any amortization or other requirement to purchase, redeem, retire, defease or otherwise make any payment in respect thereof, other than at scheduled maturity thereof and mandatory prepayments or puts triggered upon change in control, sale of all or substantially all assets and certain asset sales, in each case which are customary with respect to such type of Debt, (iii) the aggregate principal amount of such Debt incurred, assumed or created prior to the Amendment No. 12 Effective Date shall not exceed $750,000,000, and the aggregate principal amount of such Debt incurred, assumed or created after the Amendment No. 12 Effective Date shall not exceed $150,000,000, and (iv) the agreements and instruments governing such Debt shall not contain (A) any financial maintenance covenants that are more restrictive than those in this Agreement or any other affirmative or negative covenants that are, taken as a whole, materially more restrictive than those set forth in this Agreement; provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (A), (B) any restriction on the ability of the Borrower or any of its Restricted Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents (other than as to the maximum principal amount of Debt to be incurred hereunder), (C) any restrictions on the ability of any Restricted Subsidiary of the Borrower to guarantee the Indebtedness to the extent the Indebtedness is permitted thereunder, provided that a requirement that any such Restricted Subsidiary also guarantee such Debt shall not be deemed to be a violation of this clause (C), or (D) any restrictions on the ability of any Restricted Subsidiary or the Borrower to pledge assets as collateral security for the Priority Lien Obligations pursuant to the Collateral Agency Agreement to the extent such Priority Lien Obligations are permitted thereunder and (v) as to such Debt that refinances, replaces, defeases, discharges, refunds or otherwise retires existing Debt, such new Debt is Permitted Refinancing Debt; and

(jj)                                Section 9.02(i) of the Credit Agreement (Debt) is hereby amended by amending and restating such subsection to read as follows:

(i)                                    secured Debt of the Borrower or any Subsidiary Guarantor evidenced by bonds, debentures, notes or other similar instruments; provided that, (i) the scheduled maturity date of such Debt shall not be earlier than six months after the Maturity Date (as in effect on the date of incurrence of such Debt), (ii) such Debt shall not have any amortization or other requirement to purchase, redeem, retire, defease, establish a sinking fund or otherwise make any payment in respect thereof, other than at scheduled maturity thereof and mandatory prepayments or puts triggered upon change in control, sale of all or substantially all assets and certain asset sales, in each case which are customary with respect to such type of Debt, (iii) [Reserved], (iv) such Debt shall be subject to, and designated as “Junior Lien Debt” under, the Intercreditor Agreement, and the Intercreditor Agreement shall have been executed and entered into by the parties thereto; (v) upon the incurrence of any such Debt, the Borrowing Base shall be automatically reduced in accordance with, and to the extent required by, Section 2.07(e), (vi) the incurrence of such Debt shall be permitted under all agreements and instruments governing Junior Debt or Senior Secured Notes and in effect on the date of such incurrence (without giving effect to any amendment thereto, or consent or waiver thereof, being obtained in connection with such incurrence that required the payment of any amount by Jones Parent or any Restricted Subsidiaries (other than usual and customary reimbursement of related out-of-pocket third party expenses) or that required any other consideration that is materially adverse to Jones Parent or any Restricted Subsidiaries), (vii) after giving effect to the incurrence of such Debt and any substantially concurrent repayment of Debt, and any reduction of the Borrowing Base provided for in Section 2.07(e) with respect thereto, no Borrowing Base Deficiency shall exist, (viii) after giving effect to the incurrence of such Debt and any substantially concurrent repayment of Debt, Jones Parent shall be in pro forma compliance with each of Sections 9.01(a), (b) and (c), as applicable, and calculated as of the last day of the fiscal quarter immediately preceding the incurrence of such Debt and for which financial statements are available, (ix) no Default or Event of Default shall exist, (x) the agreements and instruments governing such Debt shall not contain (A) any financial maintenance covenants that are more restrictive than those in this Agreement or any other affirmative or negative covenants that are, taken as a whole, materially more restrictive than those set forth in this Agreement; provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (A), (B) any restriction on the ability of the Borrower or any Restricted Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents (other than as to the maximum principal amount of Debt to be incurred hereunder), (C) any restrictions on the ability of any Restricted Subsidiary of the Borrower to guarantee the Indebtedness to the extent the Indebtedness is permitted thereunder, provided that a requirement that any such Restricted Subsidiary also guarantee such Debt shall not be deemed to be a violation of this clause (C), or (D) any restrictions on the ability of any Restricted Subsidiary or the Borrower to pledge assets as collateral security for the Priority Lien Obligations pursuant to the Collateral Agency Agreement to the extent such Priority Lien Obligations are permitted thereunder, and (xi) as to such Debt that refinances, replaces, defeases, discharges, refunds or otherwise retires existing Debt, such new Debt is Permitted Refinancing Debt;

(kk)                          Section 9.02 of the Credit Agreement (Debt) is hereby amended by (i) re-lettering subsection (j) to become subsection (k) and (ii) adding the following new subsection (j) therein:

(j)                                    Senior Secured Notes (together with any Permitted Refinancing Debt thereof) in an aggregate principal amount not to exceed $700,000,000 outstanding at any time; and

(ll)                                  Section 9.02 of the Credit Agreement (Debt) is hereby amended by amending and restating the first paragraph therein to read as follows:

The Borrower will not, and will not permit any of the Subsidiary Guarantors to, incur, create, assume or suffer to exist any Debt, except, subject to the limitations in the last sentence of this Section 9.02, the following:

(mm)                  Section 9.02 of the Credit Agreement (Debt) is hereby amended by amending and restating the last paragraph therein to read as follows:

For the avoidance of doubt, when calculating the amount of Debt for purposes of determining compliance with clause (b), (h), (i), (j) or (k) above, such calculation shall not include any guarantee by a Credit Party in respect of other Debt already included in such calculation.  Notwithstanding anything herein to the contrary, including any of the foregoing clauses (a) — (k), neither the Borrower nor Jones Parent will, and the Borrower will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness (as defined in the Senior Secured Notes Indenture) at any time in reliance on clause (1) of the definition of “Permitted Debt” under the Senior Secured Notes Indenture other than (A) “Cash Management Obligations” (as defined in the Senior Secured Notes Indenture), (B) such Indebtedness under this Agreement, and (C) such Indebtedness otherwise permitted above in this Section 9.02 so long as (i) the Merge Designation has occurred, (ii) the Borrowing Base is zero and (iii) there is no Borrowing Base Deficiency.

(nn)                          Section 9.03(a) of the Credit Agreement (Liens) is hereby amended by amending and restating such subsection to read as follows:

(a)                                 Liens securing the payment of any Indebtedness and any other Priority Lien Obligations (including the Senior Secured Notes) created pursuant to the Security Instruments;

(oo)                          Section 9.03(f) of the Credit Agreement (Liens) is hereby amended by replacing the words “an Intercreditor Agreement” therein with the words “the Intercreditor Agreement”.

(pp)                          Section 9.04 of the Credit Agreement (Dividends, Distributions and Redemptions) is hereby amended by amending and restating such subsection to read as follows:

Section 9.04                            Dividends, Distributions and Redemptions.  The Borrower will not, and will not permit any of the Subsidiary Guarantors to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment to its Equity Interest holders without the prior approval of the Majority Lenders, except that: (a) the Borrower may declare and pay dividends or distributions with respect to its Equity Interests payable solely in additional Equity Interests of the Borrower (other than Disqualified Capital Stock), (b) each Subsidiary may make Restricted Payments to the Borrower and to any Subsidiaries of the Borrower that are Subsidiary Guarantors, (c)(i) from and after the Amendment No. 8 Effective Date until March 31, 2015, the Borrower or such Subsidiary Guarantor may make cash Restricted Payments in an aggregate amount not to exceed $10,000,000 in respect of repurchases of its Equity Interests from employees (and their heirs, estates and assigns) or from Jones Parent in order for Jones Parent to repurchase its Equity Interests from employees (and their heirs, estates and assigns), and (ii) from and after April 1, 2015, the Borrower or such Subsidiary Guarantor may make cash Restricted Payments in respect of repurchases of its Equity Interests from employees (and their heirs, estates and assigns) or from Jones Parent in order for Jones Parent to repurchase its Equity Interests from employees (and their heirs, estates and assigns), in any case under this clause (ii), upon the death, termination or disability of such employee in an aggregate amount under this clause (ii) not to exceed an amount equal to (A) $5,000,000 minus (B) the aggregate amount of cash Restricted Payments made in accordance with sub-clause (c)(i), and, in any event, such amount shall be no less than $0, (d) the Borrower may make Permitted Tax Distributions, (e) the Borrower may make Permitted Payments in an aggregate amount not to exceed $5,000,000 in any fiscal year, and (f) Borrower may declare and pay cash dividends or distributions to Jones Parent in an aggregate amount not to exceed $5,000,000 in any fiscal year, so long as after giving effect to such payment, (i) Liquidity is greater than or equal to 10% of the Aggregate Maximum Credit Amounts then in effect and (ii) the Total Leverage Ratio, after giving pro forma effect to such Restricted Payment, is not greater than 3.50 to 1.00.

(qq)                          Section 9.05(m) of the Credit Agreement (Investments, Loans and Advances) is hereby amended by replacing the word “Subsidiary” in clause (i) therein with the words “Restricted Subsidiary”.

(rr)                                Section 9.05 of the Credit Agreement (Investments, Loans and Advances) is hereby amended by (i) deleting the word “and” at the end of subsection (p) therein, (ii) re-lettering subsection (q) therein to become subsection (s), and (iii) adding the following new subsection (q) and subsection (r) therein:

(q)                                 the contribution or transfer of all or any portion of the Merge Assets to any Unrestricted Subsidiary (including the deemed Investment of the Merge Assets held by any Subsidiary upon its designation as an Unrestricted Subsidiary) on or after the Merge Trigger Date; provided that, before and after giving effect thereto, (i) no Default exists and (ii) no Borrowing Base Deficiency exists;

(r)                                   Investments made on or after the Merge Trigger Date in Unrestricted Subsidiaries in an aggregate amount not to exceed $75,000,000 (measured on the date each such Investment was made and without giving effect to subsequent changes in value); provided that, before and after giving effect thereto, (i) no Default exists and (ii) no Borrowing Base Deficiency exists; and

(ss)                              Section 9.08 of the Credit Agreement (ERISA Compliance) is hereby amended by replacing the word “Except” therein with the words “Until the Merge Trigger Date and except”.

(tt)                                Section 9.09 of the Credit Agreement (Sale or Discount of Receivables) is hereby amended by replacing the word “Except” therein with the words “Until the Merge Trigger Date and except”.

(uu)                          Section 9.10 of the Credit Agreement (Mergers, Etc.) is hereby amended by (i) deleting the word “and” at the end of clause (c) therein, (ii) replacing the “.” at the end of clause (d) with the word “and” and (iii) adding the following new clause (e) to the end thereof:

(e)                                  the Borrower or any Subsidiary Guarantor may consummate Investments permitted by Section 9.05(q).

(vv)                          Section 9.11(b) of the Credit Agreement (Sale of Properties) is hereby amended by amending and restating such subsection to read as follows:

(b)                                 Dispositions of undeveloped acreage, including (x) any of the Merge Assets constituting undeveloped acreage and (y) undeveloped acreage of the Credit Parties under any farmout agreements not included in the most recent Reserve Report, and assignments in connection with such farmouts and transfers; provided, that either (i) no Borrowing Base Deficiency shall exist after giving effect to such Disposition (and any Borrowing Base reduction required under Section 2.07(e)) or (ii) if a Borrowing Base Deficiency exists after giving effect to such Disposition (and any Borrowing Base reduction required under Section 2.07(e)), the Borrower shall, substantially contemporaneously with such Disposition, prepay the Borrowings in an aggregate principal amount at least equal to such Borrowing Base Deficiency, and (B) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to the remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j);

(ww)                      Section 9.11(d) of the Credit Agreement (Sale of Properties) is hereby amended by amending and restating such subsection to read as follows:

(d)                                 the Disposition of any Oil and Gas Property or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties; provided that (i) in the case of any such Disposition, including any such Disposition of any Merge Assets (but not including any such Disposition that is a Specified Disposition), at least 75% of the consideration received in respect of such Disposition shall be cash (it being understood that for purposes of calculating such 75% for purposes of this clause (i) only, any securities, notes or other consideration received by the Borrower or any Subsidiary Guarantor in respect of such Disposition that could reasonably be expected to be converted into cash within 90 days after such Disposition and which are, within such 90 day period, converted by the Borrower or such Subsidiary Guarantor into cash shall be deemed to be cash for purposes of this clause (i) to the extent of the cash received in such conversion); (ii) in the case of any Specified Disposition, the cash consideration received in respect of such Disposition shall be at least equal to the greater of (A) 75% of the consideration received in respect of such Disposition and (B) the value attributed to the Oil and Gas Properties subject to such Specified Disposition, if any, in the then effective Borrowing Base; (iii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Restricted Subsidiary subject of such Disposition (as reasonably determined by the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying to that effect), (iv) the Borrowing Base shall be reduced to the extent required under Section 2.07(e) (any such Disposition for which there is such a Borrowing Base reduction being referred to herein as a “Specified Disposition”), (iv) if a Borrowing Base Deficiency exists or would result therefrom, the payments and cash collateral requirements set forth in Section 3.04(c) shall have been made, and (v) if any such Disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such Disposition shall include all the Equity Interests of such Restricted Subsidiary;

(xx)                          Section 9.11 of the Credit Agreement (Sale of Properties) is hereby amended by (i) re-lettering subsection (l) therein to become subsection (o) and replacing the reference to “Section 9.11(l)” in such subsection with a reference to “Section 9.11(o)” and (ii) adding the following new subsection (l), subsection (m), and subsection (n) therein:

(l)                                    Dispositions of any of the Equity Interests in any Unrestricted Subsidiary;

(m)                               Investments to the extent permitted under Section 9.05(q);

(n)                                 Disposition of WAB Properties by the Borrower or any of the Borrower’s Restricted Subsidiaries pursuant to the WAB Drillco; and

(yy)                          Section 9.13 of the Credit Agreement (Subsidiaries) is hereby amended by replacing the words “Subsidiary” and “Subsidiaries” in the last sentence thereof with the words “Restricted Subsidiary” and “Restricted Subsidiaries”, respectively.

(zz)                            Section 9.14 of the Credit Agreement (Negative Pledge Agreements; Dividend Restrictions) is hereby amended by amending and restating such section to read as follows:

Section 9.14                            Negative Pledge Agreements; Dividend Restrictions.  The Borrower will not, and will not permit any of the Subsidiary Guarantors to, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement or the Security Instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Collateral Agent or restricts any Restricted Subsidiary from paying dividends or making distributions to the Borrower or any Subsidiary Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided, that the foregoing shall not prevent (a) restrictions on the transfer of Equity Interests in joint ventures, (b) customary non-assignment provisions in leases, licenses, permits and other agreements entered into in the ordinary course of business, (c) in connection with any Disposition of Property permitted hereunder, any restriction with respect to such Property imposed under the agreement or agreements governing such Disposition, (d) restrictions imposed by any Governmental Authority or under any Governmental Requirement, (e) any restriction imposed on the granting, conveying, creation or imposition of any Lien on any Property of a Credit Party imposed by any contract, agreement or understanding related to the Liens permitted under clause (c), (e) or (f) of Section 9.03 so long as such restriction only applies to the Property permitted under such clauses to be encumbered by such Liens, (f) Lien restrictions imposed by any contract, agreement or understanding related to Debt permitted under Section 9.02(h) to the extent relating to the amount of Indebtedness permitted to be secured by Liens thereunder, (g) any provision contained in any contract, agreement or understanding related to Debt permitted under Sections 9.02(h), (i) or (j) specifying that dividends or distributions paid by any Restricted Subsidiary to holders of its Equity Interests shall be paid on a pro rata basis, and (h) Lien restrictions imposed by any contract, agreement or understanding related to any Junior Debt that is secured and not otherwise covered in the preceding clauses of this Section 9.14, but only to the extent such restrictions are acceptable to the Administrative Agent in its sole discretion.

(aaa)                   Section 9.15 of the Credit Agreement (Gas Imbalances, Take-or-Pay or Other Prepayments) is hereby amended by replacing the word “The” at the beginning thereof with the words “Until the Merge Trigger Date, the”.

(bbb)                   Section 9.16 of the Credit Agreement (Swap Agreements) is hereby amended by amending and restating such section to read as follows:

Section 9.16                            Swap Agreements.

(a)                                 Commodity Swap Agreements.  Until the Merge Trigger Date:

(i)                                    Incurrence.  Subject to the additional limitation in Section 9.16(a)(ii) (B) below, the Borrower will not, and will not permit any of the Subsidiary Guarantors to, enter into any Swap Agreement for speculative purposes or with a duration longer than five years from the date the applicable Swap Agreement is entered into; provided that, the Hedged Volume in any month, determined at the time such Swap Agreement is entered into and after giving effect thereto (the “Measurement Date”), shall not exceed for each month during the period during which such Swap Agreement is in effect, the greater of (A) 100% of the anticipated projected production from proved, developed, producing Oil and Gas Properties set forth in the most recently delivered Reserve Report (subject to the following sentence), and (B) volumes set forth in the grid below for the applicable period as determined (subject to the following sentence) by reference to the Reserve Report most recently delivered to the Administrative Agent:

Volumes Covered by Swap Agreements	Applicable Period Covered By Swap Agreements
100% of the anticipated projected production from proved Oil and Gas Properties	First 24 months after the Measurement Date

Volumes Covered by Swap Agreements	Applicable Period Covered By Swap Agreements
85% of the anticipated projected production from proved Oil and Gas Properties	Months 25 — 60 after the Measurement Date

For purposes of entering into or maintaining Swap Agreement trades or transactions under this Section 9.16(a)(i), forecasts of reasonably anticipated production from the Borrower’s and its Restricted Subsidiaries’ proved Oil and Gas Properties as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement shall be revised to account for any increase or decrease therein anticipated because of information obtained by the Borrower or any of its Restricted Subsidiaries subsequent to the publication of such Reserve Report including the Borrower’s or any of its Restricted Subsidiaries’ internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and completed acquisitions coming on stream or failing to come on stream.

(ii)  Maintenance.  If, after the end of any calendar month, commencing with the calendar month ending October 31, 2014, the Borrower determines that the Hedged Volume for such calendar month exceeded the Actual Production Volume for such month, then (A) the Borrower shall (1) promptly notify the Administrative Agent (but in any event within 21 days of such month end), and (2) if requested by the Administrative Agent, within 30 days after such request, effect (or cause the applicable Subsidiary Guarantor to effect) such Swap Terminations to the extent necessary to cause the Hedged Volume not to exceed 100% of reasonably anticipated projected production from Oil and Gas Properties of the Borrower and its Restricted Subsidiaries for the succeeding calendar months; and (B) as to any particular commodity (including substitutes therefor as provided in the penultimate sentence of this Section 9.16(a)) which is over-hedged for any calendar month, the Borrower will not, and will not permit any of the Subsidiary Guarantors to, enter into any Swap Agreement in respect of such commodity until the Borrower is in compliance with each of the requirements in the immediately preceding clause (A) or the Administrative Agent otherwise consents.

The requirements in clauses (i) and (ii) of this Section 9.16(a) (x) shall be determined with volumes of oil, volumes of gas and volumes of natural gas liquids calculated separately and (y) shall not apply to basis differential swaps on volumes already hedged pursuant to other Swap Agreements or to put options and price floors (including floors embedded in participating swaps or other similar transactions to the extent not offset by calls) for Hydrocarbons with respect to which the Borrower or any Subsidiary Guarantor is the buyer of such put options or price floors.  Furthermore, so long as the Borrower and the Subsidiary Guarantors properly identify and consistently report such Swap Agreements in the production reports required under Section 8.01(m), the Borrower may utilize Swap Agreements covering crude oil as a substitute for hedging natural gas liquids on an Economic BOE (as defined below) basis; provided that, (A) in determining compliance with Section 9.16(a)(i) above, the Borrower shall use the Economic BOE in effect at the time the Swap Agreement is entered into and (B) in determining compliance with Section 9.16(a)(ii) above, the Borrower shall use the Economic BOE in effect at the time of calculation (and not at the time the applicable Swap Agreement was entered into).  “Economic

BOE” means the volume of crude oil (measured in barrels) of the Borrower’s and Subsidiary Guarantors’ production that has the equivalent value (in dollars) to one barrel of natural gas liquids of the Borrower’s and Subsidiary Guarantors’ production as determined on a trailing twelve month basis.

(b)  Interest Swap Agreements.  Until the Merge Trigger Date, the Borrower will not, and will not permit any of the Subsidiary Guarantors to, enter into any Swap Agreement in respect of interest rates other than such Swap Agreements (i) with an Approved Counterparty, (ii) with a duration that does not extend beyond the Maturity Date and (iii) which effectively convert interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and the Subsidiary Guarantors then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate, using the same index used to determine floating rates of interest on the indebtedness to be hedged.

(c)  Limitations.  Notwithstanding anything herein to the contrary (i) in no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any of the Subsidiary Guarantors to post collateral (including a letter of credit) or margin to secure their obligations under such Swap Agreement or to cover market exposures; provided that, this clause (c) shall not prevent a Hedge Bank from requiring the obligations under its Swap Agreement with any Credit Party to be secured by the Liens granted to the Administrative Agent under the Security Instruments pursuant to such Security Instruments, and (ii) the Borrower will not, and will not permit any of the Subsidiary Guarantors to, enter into any Swap Agreement in respect of commodities other than such Swap Agreements entered into with Approved Counterparties.

(d)  Acquisition Swap Agreements.  Until the Merge Trigger Date:

(i)  Notwithstanding anything in Section 9.16(a) to the contrary but subject to clause (iii) below, the Borrower and each Subsidiary Guarantor may enter into commodity Swap Agreements with an Approved Counterparty having notional volumes in excess of the amounts set forth in Section 9.16(a)(i) (such Swap Agreements being “Acquisition Swap Agreements”) in anticipation of the acquisition of Oil and Gas Properties in a transaction not prohibited by this Agreement (any such Oil and Gas Properties being referred to herein as the “Target Oil and Gas Properties” and any such acquisition being referred to herein as a “Subject Acquisition”) if (x) the Borrower or such Subsidiary Guarantor, as applicable, has entered into a definitive purchase and sale agreement for such Target Oil and Gas Properties, (y) the tenor of any such Acquisition Swap Agreement does not exceed a period of beginning on the expected closing date of such Subject Acquisition equal to the remainder of the calendar year in which such Acquisition Swap Agreements are entered into plus the next 5 calendar years and (z) the aggregate notional volume of commodities covered under all of the Acquisition Swap Agreements with respect to any Subject Acquisition in any month, determined on the Measurement Date with respect thereto, shall not exceed for each month during the period during which such Acquisition Swap Agreement is in effect, the greater of (A) 100% of the

Projected Target Property PDP Volumes and (B) the volumes set forth in the grid below for the applicable period as determined by the Borrower’s internal engineers as proved reserves:

Volumes Covered by Acquisition Swap Agreements	Applicable Period Covered by Acquisition Swap Agreements
100% of the anticipated projected production from proved Target Oil and Gas Properties	First 24 months after acquisition of Target Oil and Gas Properties
85% of the anticipated projected production from proved Target Oil and Gas Properties	Months 25 — 60 after acquisition of Target Oil and Gas Properties

The requirements in this clause (i) shall (x) be determined with volumes of oil, volumes of gas and volumes of natural gas liquids calculated separately and (y) not apply to basis differential swaps on volumes already hedged pursuant to other Acquisition Swap Agreements or to put options and price floors (including floors embedded in participating swaps or other similar transactions to the extent not offset by calls) for Hydrocarbons with respect to which the Borrower or any Subsidiary Guarantor is the buyer of such put options or price floors.

(ii)  Subject to the terms of clause (iii) below, with respect to Target Oil and Gas Properties, (x) the aggregate notional volume of commodities covered under all Acquisition Swap Agreements with respect to such Target Oil and Gas Properties shall not be included in any determination of “Hedged Volume” for purposes of determining compliance with Section 9.16(a) above, and (y) actual volumes of production from such Target Oil and Gas Properties shall not be included in any calculation of “Actual Production Volumes” for purposes of determining compliance with Section 9.16(a) above.

(iii)  With respect to each Subject Acquisition, from and after the earlier to occur of (A) the consummation of such Subject Acquisition and (B) the 90th day after the date on which the definitive purchase and sale agreement for such Subject Acquisition was entered into by the Borrower or any Guarantor, the Borrower shall be required to comply with Section 9.16(a) without giving effect to any of the provisions of clause (ii) above; provided that (x) if such Subject Acquisition is not consummated on or before the 90th day after the date on which the definitive purchase and sale agreement for such Subject Acquisition was entered into, any Reserve Report containing information with respect to the Target Oil and Gas Properties shall be deemed not to include such information and (y) if such Subject Acquisition is consummated on or before the 90th day after the date on which the definitive purchase and sale agreement for such Subject Acquisition was entered into, the actual volumes of production from the Target Oil and Gas Properties shall be fully taken into account for purposes of calculating Actual Production Volumes as if such Subject Acquisition had been consummated on the first day of the three-month period covered by the Quarter-End Production Report most recently delivered prior to the consummation of such Subject Acquisition pursuant to Section 8.01(m).

(ccc)                      Section 9.17 of the Credit Agreement (Change in Business; Corporate Structure; Accounting Changes) is hereby amended by amending and restating such section to read as follows:

Section 9.17                            Change in Business; Corporate Structure; Accounting Changes.

(a)                                 Each of the Borrower and the Subsidiary Guarantors shall not, and shall not permit any Restricted Subsidiary to, engage in any business or activity other than (i) the business of the exploration for, and development, acquisition, and the production of Oil and Gas Properties, (ii) the business of marketing, processing, treating, gathering, and upstream transportation of Oil and Gas Properties produced by the Borrower and its Restricted Subsidiaries; (iii) developing raw land acquired or leased by the Borrower or its Restricted Subsidiaries in conjunction with the activities described in clause (i) or (ii) above, and remediating such land for resale; and (iv) the business of providing services to support any of the Borrower’s or its Restricted Subsidiary’s activities described in clause (i), (ii) or (iii) above.  The Borrower and Jones Parent shall not, and shall not permit any Restricted Subsidiary to engage in any activity or business, or acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties or businesses, in any event, which are not located within the geographical boundaries of the United States or the offshore area in the Gulf of Mexico over which the United States of America asserts jurisdiction.

(b)                                 Each of the Borrower and the Guarantors shall not, and shall not permit any Restricted Subsidiary to, alter, amend or modify in any manner materially adverse to the Lenders any of its Organizational Documents.  In any event, the Borrower shall not permit any Restricted Subsidiary to (i) if such Subsidiary is a limited liability company, amend its limited liability company agreement to “opt in” to “security” status in accordance with Section 8.103 of the UCC or (ii) evidence its Equity Interests with a certificate without, in each case, the prior consent of the Administrative Agent.

(c)                                  Except as set forth in Section 1.05, the Borrower and the Guarantors shall not, and shall not permit any Restricted Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Restricted Subsidiary.

(ddd)                   Section 9.20 of the Credit Agreement (Prepayment of Certain Debt and Other Obligations; Amendment of Terms) is hereby amended by amending and restating such section to read as follows:

Section 9.20                            Prepayment of Certain Debt and Other Obligations; Amendment of Terms.

(a)                                 Neither the Borrower nor Jones Parent shall, and Jones Parent shall not permit any of its Restricted Subsidiaries to, prepay, redeem, purchase, defease, establish a sinking fund or otherwise satisfy prior to the scheduled maturity thereof in any manner the principal amount of any Junior Debt or any Senior Secured Note (a “Debt Prepayment”) other than:

(i)                                    any Debt Prepayment made in exchange for, or with the net cash proceeds of, a substantially concurrent issuance of Equity Interests of Jones Parent (other than Disqualified Capital Stock) so long as (x) there is no Default or Event of Default, (y) there is no Borrowing Base Deficiency, and (z) Availability after giving effect thereto is an amount greater than or equal to 75% of the then effective aggregate Commitments;

(ii)                                any Debt Prepayment made with the proceeds of, or in exchange for, Permitted Refinancing Debt that is permitted under this Agreement but only to the extent the net Interest Expense for the 12-month period after the consummation of such transaction, after giving pro forma effect to such Debt Prepayment is no greater than the net Interest Expense for such period had such Debt Prepayment not occurred and, at least three Business Days prior to effecting such Debt Prepayment the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower certifying a calculation of such net Interest Expense before and after giving effect to such Debt Prepayment in such detail reasonably acceptable to the Administrative Agent; and

(iii)                            any other Debt Prepayment made with the proceeds of, or in exchange for, Senior Secured Notes or Junior Debt issued by the Borrower or any Credit Party so long as (A) after giving pro forma effect thereto, the Consolidated Cash Balance shall not be less than $50,000,000, and (B) the aggregate amount of all Debt Prepayments permitted under this clause (iii) shall not exceed an amount equal to (x) aggregate principal amount of Senior Secured Notes and Junior Debt issued by the Borrower or any Credit Party on the Amendment No. 12 Effective Date to effect Amendment No. 12 and thereafter minus (y) $450,000,000.

(b)                                 Neither the Borrower nor Jones Parent shall, and Jones Parent shall not permit any Restricted Subsidiaries to, amend, modify or waive, in any manner which is materially adverse to the Lenders, any provision of any agreement or instrument governing Junior Debt or any Senior Secured Note without the prior written consent of the Administrative Agent (other than (i) supplemental indentures to add guarantors as required thereby or (ii) to the extent any such provision, as so amended, modified or waived, would have been permitted hereunder had it been included in the agreement or instrument governing such Junior Debt or Senior Secured Note at the initial incurrence thereof, but in any event, no such amendment, modification or waiver shall increase the rate of interest thereon in a manner materially less favorable to Jones Parent or any Restricted Subsidiaries as compared to market terms for issuers of similar size and credit quality given the then prevailing market conditions as reasonably determined by Jones Parent, or shorten any interval for payment of interest thereon).

(eee)                      Section 10.01(k) of the Credit Agreement (Events of Default) is hereby amended by replacing the reference to “$35,000,000” therein with a reference to “$10,000,000”.

(fff)                         Section 10.01(m) of the Credit Agreement (Events of Default) is hereby amended by replacing the reference to “$35,000,000” therein with a reference to “$10,000,000”.

(ggg)                      Section 10.01(o) of the Credit Agreement (Events of Default) is hereby amended by amending and restating such subsection to read as follows:

(o)                                 any material provision of the Intercreditor Agreement shall, for any reason (other than an amendment, consent or termination of the Intercreditor Agreement entered into in accordance with the terms thereof), cease to be valid and binding or otherwise cease to be in full force and effect against any holder of the applicable Junior Debt or any representative of such holders.

(hhh)                   Section 10.01(p) of the Credit Agreement (Events of Default) is hereby amended by (i) re-lettering such subsection to become subsection (q) and (ii) amending and restating such new subsection (q) to read as follows:

(q)                                 any “Event of Default” (or comparable defined term) under any agreement or instrument governing any Junior Debt or any Senior Secured Note shall have occurred.

(iii)                               Section 10.01 of the Credit Agreement (Events of Default) is hereby amended by adding the following new subsection (p) therein:

(p)                                 any material provision of the Collateral Agency Agreement shall, for any reason (other than an amendment, consent or termination of the Collateral Agency Agreement entered into in accordance with the terms thereof), cease to be valid and binding or otherwise cease to be in full force and effect against any holder of the applicable Senior Secured Note or any representative of such holders.

(jjj)                            Section 11.10 of the Credit Agreement (Authority of Administrative Agent to Release Collateral and Liens) is hereby amended by (i) amending and restating the title of such section to read “Authority of Collateral Agent to Release Collateral and Liens” and (ii) amending and restating subsection (a) to read as follows:

(a)                                 Each Lender, the Issuing Bank and each other Secured Party (by their acceptance of the benefits of any Lien encumbering the Mortgaged Property) hereby authorizes the Administrative Agent and the Collateral Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents and the documents governing the Senior Secured Notes, including, without limitation, any collateral held by a Subsidiary upon the designation of such Subsidiary as an Unrestricted Subsidiary in accordance with the terms of this Agreement.  Each Lender, the Issuing Bank and each other Secured Party (by their acceptance of the benefits of any Lien encumbering the Mortgaged Property) hereby authorizes the Administrative Agent and the Collateral Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents but only so long as such transaction is also permitted under the documents governing the Senior Secured Notes.  Upon the request of the Administrative Agent or the Collateral Agent, the Secured Parties will confirm in writing the Administrative Agent’s or the Collateral Agent’s, as applicable, authority to release particular types or items of Collateral pursuant to this Section 11.10.

(kkk)                   Annex I to the Credit Agreement (List of Maximum Credit Amounts) is hereby deleted in its entirety and replaced with Annex I attached hereto.

(lll)                               Exhibit B to the Credit Agreement (Form of Borrowing Request) is hereby deleted in its entirety and replaced with Exhibit B attached hereto.

(mmm)       Exhibit D to the Credit Agreement (Form of Compliance Certificate) is hereby deleted in its entirety and replaced with Exhibit D attached hereto.

Section 6.                                          Credit Parties Representations and Warranties.  Each Credit Party represents and warrants that: (a) after giving effect to this Agreement, the representations and warranties of the Borrower and the Guarantors contained in the Amended Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any such representation or warranty that already is qualified or modified by materiality in the text thereof) on and as of the Effective Date as if made on as and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) as of such earlier date; (b) after giving effect to this Agreement, no Event of Default has occurred and is continuing; (c) the execution, delivery and performance of this Agreement are within the corporate or limited liability company power and authority of such Credit Party and have been duly authorized by appropriate corporate or limited liability company action and proceedings; (d) this Agreement constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement; and (f) the Liens under the Security Instruments are valid and subsisting and secure the Indebtedness (as such Indebtedness may be increased as a result of the transactions contemplated hereby).

Section 7.                                          Conditions to Effectiveness.  This Agreement shall become effective on the Effective Date and enforceable against the parties hereto upon the occurrence of the following conditions precedent on or before February 16, 2018:

(a)                                 The Administrative Agent, the Arranger and the Lenders shall have received, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Amended Credit Agreement (including, without limitation, the reasonable fees and expenses of Bracewell LLP, as special counsel to the Administrative Agent).

(b)                                 Any combination of Senior Secured Notes (as defined in the Amended Credit Agreement) and Junior Lien Debt (as defined in the Amended Credit Agreement) shall have been issued by the Borrower in an aggregate principal amount no less than $400,000,000 and no greater than $700,000,000 and subject to (i) in the case of Senior Secured Notes, an indenture agreement form and substance reasonably acceptable to the Administrative Agent (it being agreed that (x) an indenture that is in substantial conformity with the draft Description of Notes presented to the Administrative Agent and its counsel by email around 9:50 a.m. (Houston time) on February 8, 2018 and that is otherwise customary would be acceptable to the Administrative

Agent and (y) any change to a term used in the Collateral Agency Agreement or the Intercreditor Agreement by cross-referenced to such term in the Indenture (including “Permitted Debt”) is deemed to be not in substantial conformity with the draft Description of Notes described above unless such changes are ministerial in nature, correction of a clerical error or otherwise immaterial as determined by the Administrative Agent), and (ii) in the case of Junior Lien Debt, an indenture or note purchase agreement in form and substance reasonably acceptable to the Administrative Agent.

(c)                                  The Administrative Agent shall have received true and complete copies of the documents governing the Senior Secured Notes and the Junior Lien Debt referred to in clause (b) above, certified as such by a Responsible Officer of the Borrower.

(d)                                 The Administrative Agent shall have received the Collateral Agency Agreement (as defined in the Amended Credit Agreement) in substantially the form attached hereto as Exhibit 1 and, if applicable, the Intercreditor Agreement in substantially the form attached hereto as Exhibit 2, in any case, fully executed and delivered by the parties thereto.

(e)                                  The Borrower shall have repaid the Loans in such amount necessary to cause the aggregate outstanding amount of the LC Exposure and Loans on the Effective Date to be no greater than $25,000,000.

(f)                                   The Administrative Agent shall have received from the Borrower and the requisite Lenders counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(g)                                  The Administrative Agent shall have received (i) fully executed GCA and Security Agreement Amendments, (ii) customary corporate resolutions, organizational documents and due diligence items certified by a Responsible Officer of Jones Energy Finance Corp. as requested by the Administrative Agent and (iii) all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, as requested by the Administrative Agent.

Section 8.                                          Acknowledgments and Agreements.

(a)                                 The Borrower acknowledges that on the date hereof all outstanding Indebtedness is payable in accordance with its terms and the Borrower waives any defense, offset, counterclaim or recoupment with respect thereto.

(b)                                 The Administrative Agent, the Issuing Bank, and the Lenders hereby expressly reserve all of their rights, remedies, and claims under the Loan Documents, as amended hereby.  This Agreement shall not constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Loan Documents, as amended hereby, (ii) any of the agreements, terms or conditions contained in any of the Loan Documents, as amended hereby, (iii) any rights or remedies of the Administrative Agent, the Issuing Bank, or any Lender with respect to the Loan Documents, as amended hereby, or (iv) the rights of the Administrative Agent, the Issuing Bank, or any Lender to collect the full amounts owing to them under the Loan Documents, as amended hereby.

(c)                                  The Borrower, each Guarantor, the Administrative Agent, the Issuing Bank and each Lender do hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and acknowledge and agree that the Credit Agreement, as amended hereby, is and remains in full force and effect, and the Borrower and each Guarantor acknowledge and agree that their respective liabilities and obligations under the Credit Agreement, as amended hereby, the Guarantee and Collateral Agreement, and the other Loan Documents are not impaired in any respect by this Agreement.

(d)                                 From and after the Effective Date, all references to the Credit Agreement in the Loan Documents shall mean the Credit Agreement, as amended by this Agreement.  This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents.

Section 9.                                          Reaffirmation of the Guaranty.  Each Guarantor hereby ratifies, confirms, acknowledges and agrees that its obligations under the Guarantee and Collateral Agreement are in full force and effect and that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all of the Obligations (as defined in the Guarantee and Collateral Agreement), as such Obligations may have been amended by this Agreement, and its execution and delivery of this Agreement does not indicate or establish an approval or consent requirement by such Guarantor under the Guarantee and Collateral Agreement in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement, the Notes or any of the other Loan Documents.

Section 10.                                   Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument.  This Agreement may be executed by facsimile or PDF electronic mail signature, and all such signatures shall be effective as originals.

Section 11.                                   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 12.                                   Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 13.                                   Governing Law.  This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of Texas.

Section 14.                                   Collateral Agency Agreement; Intercreditor.  The Administrative Agent is hereby authorized on behalf of the Lenders for the Lenders and its Affiliates that are Secured Parties to enter into the Collateral Agency Agreement and the Intercreditor Agreement

(each as defined in the Amended Credit Agreement).  A copy of the Collateral Agency Agreement and the form of Intercreditor Agreement are attached hereto as Exhibit 1 and Exhibit 2, respectively.  Each Lender and each other Secured Party (by receiving the benefits thereunder and of the Collateral) acknowledges and agrees to the terms of the Collateral Agency Agreement and the Intercreditor Agreement and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns, as if it were a party thereto.

Section 15.                                   Entire Agreement. THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:	JONES ENERGY HOLDINGS, LLC

	By:	/s/ Robert J. Brooks
Robert J. Brooks
Executive Vice President and Chief
Financial Officer

GUARANTORS:	JONES ENERGY, INC.
JONES ENERGY, LLC
NOSLEY ASSETS, LLC
NOSLEY SCOOP, LLC
NOSLEY ACQUISITION, LLC
JONES ENERGY FINANCE CORP.

	Each by:	/s/ Robert J. Brooks
Robert J. Brooks
Executive Vice President and Chief
Financial Officer

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Amendment No. 12 to Credit Agreement

(Jones Energy Holdings, LLC)

ADMINISTRATIVE AGENT/
ISSUING BANK/LENDER/

WELLS FARGO BANK, N.A.,

	By:	/s/ Paul A. Squires
Paul A. Squires
Managing Director

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Amendment No. 12 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER:	MUFG UNION BANK, N.A.

	By:	/s/ Traci Bankston
	Name:	Traci Bankston
	Title:	Vice President

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Amendment No. 12 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER:	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

	By:	/s/ Paul C. Dillehunt
	Name:	Paul C. Dillehunt
	Title:	Managing Director

	By:	/s/ Michael Willis
	Name:	Michael Willis
	Title:	Managing Director

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Amendment No. 12 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION

By:
Name:
Title:

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Amendment No. 12 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER:	JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

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Amendment No. 12 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER:	TORONTO DOMINION (NEW YORK) LLC

	By:	/s/ Annie Dorval
	Name:	Annie Dorval
	Title:	Authorized Signatory

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Amendment No. 12 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER:	COMERICA BANK

	By:	/s/ Gary Culbertson
	Name:	Gary Culbertson
	Title:	Vice President

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Amendment No. 12 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER:	SUNTRUST BANK

	By:	/s Benjamin L. Brown
	Name:	Benjamin L. Brown
	Title:	Director

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Amendment No. 12 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER:	BOKF, NA dba Bank of Texas

By:
Name:
Title:

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Amendment No. 12 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER:	CITIBANK, N.A.

	By:	/s/ Cliff Vaz
	Name:	Cliff Vaz
	Title:	Vice President

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Amendment No. 12 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER:	BARCLAYS BANK PLC

By:
Name:
Title:

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Amendment No. 12 to Credit Agreement

(Jones Energy Holdings, LLC)

LENDER:	IBERIABANK

	By:	/s/ Stacy Goldstein
	Name:	Stacy Goldstein
	Title:	Senior Vice President

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Amendment No. 12 to Credit Agreement

(Jones Energy Holdings, LLC)

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Name of Lender	Applicable Percentage	Maximum Credit Amount
Wells Fargo Bank, N.A.	16.0000000%	$8,000,000.00
MUFG Union Bank, N.A.	11.2000000%	$5,600,000.00
Credit Agricole Corporate and Investment Bank	11.2000000%	$5,600,000.00
Capital One, National Association	11.2000000%	$5,600,000.00
JPMorgan Chase Bank, N.A.	11.2000000%	$5,600,000.00
Toronto Dominion (New York) LLC	8.0000000%	$4,000,000.00
Comerica Bank	8.0000000%	$4,000,000.00
SunTrust Bank	8.0000000%	$4,000,000.00
BOKF, NA dba Bank of Texas	4.8000000%	$2,400,000.00
Citibank, N.A.	3.6000000%	$1,800,000.00
Barclays Bank PLC	3.6000000%	$1,800,000.00
IBERIABANK	3.2000000%	$1,600,000.00
TOTAL	100.0000000%	$50,000,000.00

EXHIBIT B

FORM OF BORROWING REQUEST

[See attached.]

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

[See attached.]

EXHIBIT 1

COLLATERAL AGENCY AGREEMENT

[See attached.]

EXHIBIT 2

FORM OF INTERCREDITOR AGREEMENT

[See attached.]